Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE                                  FOR IMMEDIATE RELEASE

MIDSTATES PETROLEUM TO ACQUIRE OIL-WEIGHTED PROPERTIES IN THE
WESTERN ANADARKO BASIN IN OKLAHOMA AND TEXAS

TRANSACTION SIGNIFICANTLY INCREASES SCOPE, SCALE

AND UPSIDE POTENTIAL

HOUSTON— April 4, 2013 — Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) announced today that it has entered into a Purchase and Sale Agreement with Panther Energy, LLC, and its partners Red Willow Mid-Continent, LLC and LINN Energy Holdings, LLC (NASDAQ: LINE) (together, “Panther”), to acquire producing properties as well as developed and undeveloped acreage in the Anadarko Basin in Texas and Oklahoma for $620 million in cash.  Both Panther Energy, LLC and Red Willow Mid-Continent, LLC are subsidiaries of the Southern Ute Indian Tribe Growth Fund.  Primary horizontal drilling targets include the Cleveland, Marmaton, Cottage Grove, and Tonkawa formations.  The transaction will be effective April 1, 2013 and closing is expected on or about May 31, 2013, subject to customary closing conditions.

Key highlights of the transaction include:

•                  Adds approximately 36.4 million barrels of oil equivalent (“Mmboe”) proved reserves that are 45% oil and 21% natural gas liquids (“NGLs”), of which 34% are proved developed producing

•                  Increases net current daily production by approximately 8,000 Boe per day (67% liquids)

•                  Enhances drilling inventory with over 700 low-risk, repeatable horizontal drilling opportunities

•                  Expands acreage position with approximately 140,000 net acres with multiple objectives; about 102,000 are in Texas and 38,000 are in Oklahoma; 60% of total acreage is held by production

•                  Adds approximately 280 gross producing wells that are over 80% operated with an average 69% working interest and 55% net revenue interest

•                  Provides more than 100 Mmboe in internally estimated resource potential

•                  Immediately accretive in 2013 to cash flow per share, as well as earnings, EBITDA, proved reserves and production per share

John Crum, Midstates Chairman, Chief Executive Officer and President commented, “The acquisition we announced today greatly enhances our scope, scale and identified resource potential. On a variety of key metrics and in particular cash flow, the transaction is immediately accretive in 2013, and with a full year impact from the Panther assets is strongly accretive in 2014 and beyond.  It increases our year-end 2012 proved reserves by almost 50%, grows our fourth quarter production by over 50%, and nearly doubles our active gross well count.  We are very excited about the immediate positive impact it will have on our Company in addition to the significant growth opportunities it will provide us. This acquisition strengthens and diversifies Midstates’ investment portfolio and lowers the overall risk profile of the Company.”

Crum continued, “Adding this new third focus area provides Midstates the opportunity to build upon our operational strengths and leverage our presence in the Mid-Continent region that we established last year in Tulsa after completing our Mississippian Lime acquisition.  The Anadarko Basin is well understood by our team and the industry and will enhance Midstates’ overall investment profile.  Returns on the wells in this region are very attractive and the operating costs are comparable to our existing cost structure.”

Primary drilling targets on the properties acquired include the Cleveland, Marmaton, Cottage Grove, and Tonkawa formations with potential upside from drilling the deeper lower Pennsylvanian and Mississippian sections.  Panther currently employs three rigs in its drilling program.  Midstates plans to double that activity level by late summer 2013 and run a six-rig program with three to four rigs drilling for the Cleveland formation and two to three drilling for the Marmaton, Cottage Grove and Tonkawa formations.

During 2013, Midstates expects to drill approximately 40-45 wells on the newly acquired acreage, all of which will be horizontal wells. Drilling and completion costs have averaged approximately $3.0 million per horizontal well which have been drilled to an average vertical depth of 6,000 to 8,000 feet with 4,000 to 4,300 foot laterals and 15 to 17 stages of fracture stimulation.

The Company’s pro forma reserves including the acquisition will continue to be oil and liquids-rich and total 111.8 Mmboe consisting of 48% oil, 20% NGLs, and 32% natural gas.  The reserve life of the assets being acquired is about 12.5 years.

In connection with the acquisition, Midstates has secured $620 million in bridge loan commitments from Morgan Stanley Senior Funding, Inc. and SunTrust Robinson Humphrey, Inc. Midstates intends to permanently finance the acquisition by raising $725 to $750 million of which $100 to $125 million would be equity, pending market conditions, and the balance would be debt.  Additionally, Midstates has also received commitments from SunTrust Robinson Humphrey, Inc. and Morgan Stanley Senior Funding, Inc. to increase the borrowing base under the Company’s revolving credit facility to $425 million at closing of the transaction.  The Company believes these financing arrangements are sufficient to both finance the acquisition and provide liquidity to comfortably fund its drilling and development program through the end of 2014.

Midstates’ Board of Directors has unanimously approved the transaction. The Company will enter into a transition services agreement with Panther for a six-month period following transaction closing.

Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc. acted as financial advisors to the Company in connection with the transaction.

Hedging Update

In connection with the Company’s hedging strategy, Midstates has entered into additional hedge contracts for the remainder of 2013, and for 2014 and 2015.  The Company’s hedge portfolio is presented in the table below.

Conference Call Information

The Company will host a conference call to discuss the acquisition, today, April 4 at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). A slide deck has been posted to Midstates’ web site that will be referenced in today’s conference call.  Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International). The conference access code is 32357875 for all participants. To listen via live web cast, please visit the Investors section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for seven days until Wednesday, April 11, 2013 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 32357875 for all participants. The replay will also be available in the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, and the closing, financing and benefits of the acquisition are forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to, the inability of the Company to close the acquisition; costs and difficulties related to the integration of the acquired businesses and operations with Midstates’ business and operations; unexpected costs, charges or expenses resulting from the acquisition; litigation relating to the acquisition; variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; general economic and business conditions; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations. drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends. The Company’s operations are currently focused on oilfields in the Upper Gulf Coast Tertiary trend onshore in central Louisiana and in the Mississippian Lime trend in northwestern Oklahoma and southern Kansas. The Company is headquartered in Houston, Texas.  Additional information about the Company is available at www.midstatespetroleum.com.

*********

Contact:

Midstates Petroleum Company, Inc.

Al Petrie

(713) 595-9427

Al.Petrie@midstatespetroleum.com

Garrett Galloway

(713) 595-9323

Garrett.Galloway@midstatespetroleum.com

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of April 3, 2013

(Unaudited)

	Second Quarter 2013	Third Quarter 2013	Fourth Quarter 2013	2014	2015

Oil (Bbls):
WTI Swaps
Hedged Volume	483,460	672,094	672,120	2,425,950	1,460,000
Hedged Volume (BPD)	5,313	7,305	7,306	6,646	4,000
Weighted Average Fixed Price (per Bbl)	$94.70	$95.01	$95.65	$88.98	$86.69

WTI Collars
Hedged Volume	50,751	50,751	50,751	164,400
Hedged Volume (BPD)	558	552	552	450
Weighted Average Floor ($/BBL)	$85.27	$85.27	$85.27	$88.49
Weighted Average Ceiling ($/BBL)	$100.70	$100.70	$100.70	$97.94

WTI to LLS Basis Differential Swaps (1)
Hedged Volume	438,970	413,034	330,760	501,000
Hedged Volume (BPD)	4,824	4,490	3,595	1,373
Weighted Average Differential (per Bbl)	$5.93	$5.76	$5.80	$5.35

Natural Gas (MMBTU):
Natural Gas Collars
Hedged Volume (MMBTU)	558,249	558,249	558,249	1,685,004
Hedged Volume (MMBTU/D)	6,135	6,068	6,068	4,616
Weighted Average Floor ($/MMBTU)	$3.68	$3.68	$3.68	$3.99
Weighted Average Ceiling ($/MMBTU)	$4.91	$4.91	$4.91	$5.09

NGL’s (Bbls):
NGL Swaps
Hedged Volume	64,500	64,500	64,500	151,500
Hedged Volume (BPD)	709	701	701	415
Weighted Average Fixed Price (per Bbl)	$63.42	$63.42	$63.42	$62.16

(1)         The Company enters into swap arrangements intended to capture the positive differential between the Louisiana Light Sweet (“LLS”) pricing and West Texas Intermediate (“NYMEX WTI”) pricing.